                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Carpenter Technology Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:  This document is being released to stockholders on September 25, 1998.

                        [LOGO OF CARPENTER TECHNOLOGY]
                                                       CARPENTER TECHNOLOGY
                                                       CORPORATION
                                                       P.O. BOX 14662
                                                       READING, PA 19612-4662

                                                       TEL.: 610.208.2000

September 25, 1998

To Our Stockholders:

It is our pleasure to invite you to attend the 1998 Annual Meeting of Stockholders of Carpenter Technology Corporation, to be held at 4:00 p.m. on October 26, 1998. The meeting will be held at The Inn At Reading, located in Wyomissing, Pennsylvania. The doors of the ballroom will open at 3:00 p.m.

Business scheduled to be considered at the meeting includes the election of four (4) Directors, the approval of the appointment of PricewaterhouseCoopers LLP as independent public accountants for Carpenter for fiscal 1999 and the approval of an amendment to the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of common stock. Additional information concerning these matters is included in the Notice of Annual Meeting and Proxy Statement. I will review with you Carpenter's operations during the past year and will be available to respond to questions during the meeting.

If you plan to attend the meeting, please bring the Admission Ticket located on the bottom half of your Proxy Card with you. If your shares are currently held in the name of your broker, bank or other nominee, and you wish to attend the meeting, you should obtain a letter from your broker, bank or other nominee indicating that you are the beneficial owner of a stated number of shares of stock as of the record date, September 1, 1998.

This year, you will be able to vote either by telephone or by returning your Proxy Card. To ensure proper representation of your shares at the meeting, please follow the instructions that you will be given after dialing the toll-free number on your Proxy Card or mark your Proxy Card, then sign, date and return it at your earliest convenience.

I look forward to seeing you at the meeting.

Sincerely,

LOGO
/s/ ROBERT W. CARDY
ROBERT W. CARDY
Chairman,
President and Chief Executive Officer

September 25, 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
NOTICE OF ANNUAL MEETING................................................... iii
PROXY STATEMENT............................................................   1
General Information........................................................   1
Ownership of Common Stock by Certain Beneficial Owners.....................   2
Security Ownership of Directors and Officers...............................   4
Board of Directors and Committees of the Board.............................   4
Election of Directors......................................................   7
Nominees -- Term to Expire 2001............................................   7
Incumbent Directors to Continue in Office..................................   8
Human Resources Committee Report...........................................  10
Executive Compensation.....................................................  13
Section 16(a) Beneficial Ownership Reporting Compliance....................  17
Stockholder Return Performance Presentation................................  17
Approval of Independent Accountants........................................  19
Approval of Amendment to Restated Certificate of Incorporation.............  19
1999 Stockholder Proposals.................................................  20
Other Business.............................................................  20
Incorporation by Reference.................................................  20
Form of Amendment to Restated Certificate of Incorporation................. A-1

                        [LOGO OF CARPENTER TECHNOLOGY]

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                      ON
                               OCTOBER 26, 1998

                               ----------------

  NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of CARPENTER TECHNOLOGY CORPORATION will be held at The Inn At Reading, Wyomissing, Pennsylvania on Monday, October 26, 1998 at 4:00 p.m., local time, for the purpose of:

    (1) Electing four (4) Directors (Proposal No. 1);

    (2) Approving the appointment of independent accountants for the fiscal year ending June 30, 1999 (Proposal No. 2);

    (3) Approving an amendment to Carpenter's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000 (Proposal No. 3); and

    (4) Transacting such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on September 1, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A list of stockholders will be available at the time and place of the meeting, and during the 10 days prior to the meeting, at the office of the Corporate Secretary, 101 West Bern Street, Reading, Pennsylvania.

  It is important that your shares be represented at the meeting regardless of the number of shares that you own. You are encouraged to take advantage of the easy and cost-effective telephone voting that is offered to you for the first time this year. To vote by telephone, simply dial the toll-free number on your enclosed Proxy Card. Alternatively, you may complete and sign the Proxy Card, which is being solicited by the Board of Directors of Carpenter, and return it in the enclosed postage pre-paid envelope as soon as you can.

  You are cordially invited to attend the meeting. A map showing the location of The Inn At Reading appears at the end of the Proxy Statement. PLEASE NOTE THAT THE ACCESS TO THE INN AT READING FROM ROUTE 422 HAS BEEN CLOSED. If you plan to attend the meeting, please use the Admission Ticket attached to your Proxy Card. You may, of course, attend the meeting without an Admission Ticket, upon proper identification.

                                          By Order of the Board of Directors,

                                          LOGO
                                          /S/ JOHN R. WELTY
                                          JOHN R. WELTY
                                          Vice President,
                                          General Counsel and Secretary

                        [LOGO OF CARPENTER TECHNOLOGY]

                                                             September 25, 1998

                                 ------------

                                PROXY STATEMENT

GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders to be held on October 26, 1998, and at any adjournment thereof. Carpenter's Annual Report to Stockholders, including financial statements, accompanies this Notice and Proxy Statement, but is not incorporated as part of the Proxy Statement and is not to be regarded as part of the proxy solicitation material. These materials are being sent to stockholders on or about September 25, 1998.

SOLICITATION OF PROXIES

  Proxies are solicited by the Board of Directors of Carpenter in order to provide every stockholder an opportunity to vote on all matters scheduled to come before the meeting, whether or not the stockholder attends the meeting in person. To access the telephone voting system, please dial the toll-free number on the enclosed Proxy Card and follow the telephone instructions that will lead you through the voting process. Telephone voting will provide the proxies the same authority to vote your shares as if you returned the Proxy Card. When the Proxy Card is properly signed and returned, the shares represented thereby will be voted by the proxy holders named on the card in accordance with the stockholder's directions. You are urged to specify your choices by following the telephone instructions or marking the appropriate boxes on the enclosed Proxy Card. If the Proxy Card is signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors. A stockholder giving a proxy may revoke it at any time before it is voted by filing with the Corporate Secretary an instrument revoking it, or by a duly executed Proxy Card bearing a later date. If you attend the meeting, you may vote by ballot, thereby canceling any proxy vote previously given.

  If you wish to give a proxy to someone other than those designated on the Proxy Card, you may do so by crossing out the names of the designated proxies and by then inserting the name of another person(s). The signed Proxy Card should be presented at the meeting by the person(s) representing you.

  Solicitation of proxies is made on behalf of the Board of Directors of Carpenter, and the cost of preparing, assembling, and mailing the Notice of Annual Meeting, Proxy Statement and Proxy Card will be paid by Carpenter. In addition to the use of the mail, proxies may be solicited by Directors, Officers and regular employees of Carpenter, without additional compensation, in person or by telephone or telegraph. Solicitation of proxies will also be made on behalf of Carpenter by D. F. King at a cost of approximately $4,500. Carpenter will reimburse brokerage houses and other nominees for expenses in forwarding proxy material to beneficial owners of Carpenter stock.

STOCKHOLDER VOTING

  On September 1, 1998, there were 22,729,354 shares of Carpenter common stock ("Common Stock") issued and outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. There were also 439.29 shares of Carpenter's series A convertible preferred stock held by the Trustee of the Carpenter Employee Stock Ownership Plan (ESOP). Each share of preferred stock is convertible, per operation of the ESOP, into 2,000 shares of Common Stock, with the equivalent of 1.3 votes for each such common share, subject to anti-dilution adjustments and to limitations under applicable securities laws and stock exchange regulations.

  The preferred stock votes together with the Common Stock as a single class on all matters upon which the Common Stock is entitled to vote. Each ESOP participant is entitled to direct the Trustee how to vote both the shares of preferred stock allocated to the participant's account and his or her proportionate share of any unvoted or unallocated shares of preferred stock. Under the Savings Plan of Carpenter Technology Corporation ("Savings Plan"), each participant is entitled to direct the Trustee how to vote the shares of Common Stock allocated to his or her account. The Trustee will vote any undirected shares in the same proportion and manner as the directed shares.

  The holders of a majority of the outstanding shares must be present in person or by proxy at the Annual Meeting in order to constitute a quorum for the purpose of transacting business. Approval of the proposals presented at the meeting is governed by Carpenter's By-Laws and Delaware law. Directors are elected by a plurality of the votes cast by written ballot. A majority of the votes cast must approve the appointment of independent accountants. Holders of a majority of the outstanding shares must approve the amendment to the Restated Certificate of Incorporation.

  An abstention occurs when a stockholder is present either in person or by proxy at the meeting but the stockholder abstains from voting. Brokers who hold shares in street name for customers have the authority to vote only on certain routine matters in the absence of instruction from the beneficial owners. A broker non-vote occurs when the broker does not have the authority to vote on a particular proposal. Abstentions and broker non-votes are not included in the tabulations for election of the Directors or approval of the accountants. However, abstentions and broker non-votes are counted in the tabulation for the votes on the proposal to amend the Restated Certificate of Incorporation and will have the effect of a negative vote.

OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS

  Listed below are the only individuals and entities known to the Board of Directors and Management to own more than 5% of the issued and outstanding shares of Common Stock as of September 1, 1998:

                                        NUMBER OF SHARES   PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER   BENEFICIALLY OWNED  OF CLASS
------------------------------------   ------------------  --------
Mr. & Mrs. Peter C. Rossin                 2,387,494(/1/)    10.5%
1500 Oliver Bldg.
Pittsburgh, PA 15222
State Street Bank and Trust Company        2,154,428(/2/)     9.5%
P.O. Box 1389
Boston, MA 02104
Franklin Resources, Inc. ("Franklin")      1,422,870(/3/)     6.2%
777 Mariners Island Boulevard
San Mateo, CA 94404

------------
(/1/) As a result of Carpenter's acquisition of Dynamet Incorporated, Mr.
      Peter C. Rossin became a Director of the Corporation. He and his wife own of record or beneficially a total of 2,387,494 shares of Common Stock or approximately 10% of the shares outstanding as of September 1, 1998. These shares are subject to a Standstill Agreement which provides for certain limitations on either the increase or disposal of their interest in the Common Stock, solicitation of proxies, involvement in tender offers, business combinations or restructuring of voting securities affecting Carpenter and on their ability to seek control of or influence Carpenter's Board of Directors or Management. In addition, the Standstill Agreement provides that the Board will recommend the election, as a Director of Carpenter, of Mr. Rossin or another person that he and the other former Dynamet shareholders designate, if, after consultation, the Board determines such person is reasonably acceptable. The Standstill Agreement expires in 2007, unless terminated earlier as a result of a change in control of Carpenter or a reduction of the voting power of the former Dynamet shareholders below 5% of the Corporation's outstanding shares.

(/2/) State Street Bank and Trust Company has advised Carpenter that, acting as Trustee for various collective investment funds for employee benefit plans, other index accounts, and various personal trusts, it has sole voting power with respect to 116,194 shares of Common Stock; sole dispositive power with respect to 118,294 shares of Common Stock; acting as Trustee for the Corporation's Savings Plan, it has shared voting power and shared dispositive power with respect to 1,157,553 shares of Common Stock; and acting as Trustee for the Corporation's ESOP, it has shared voting power and shared dispositive power with respect to 878,581 shares of Common Stock, representing the amount of Common Stock that would be held if the shares of series A convertible preferred stock actually held were converted into Common Stock using the ratio of one preferred share equal to 2,000 shares of Common Stock.

(/3/) This information is as of June 30, 1998, and is based solely on a
      Schedule 13(f) filed by Franklin with respect to itself and the following institutional investment managers: Franklin Advisors, Inc.; Templeton Global Advisors Limited; Templeton Investment Counsel, Inc.; Templeton Franklin Investment Services, Inc.; Franklin Advisory Services, Inc.; Franklin Mutual Advisors, Inc.; and Franklin Management, Inc. Franklin reported that as of June 30, 1998, it and these other institutional investment managers owned an aggregate of 1,422,870 shares of Common Stock, representing approximately 6% of the 22,847,116 shares outstanding as of June 30, 1998; shared dispositive power with respect to all of these shares; had sole voting power with respect to 1,391,900 shares; and had no voting power with respect to 30,970 shares.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

  The following table sets forth information as of September 1, 1998, regarding beneficial ownership of Common Stock of each Director, Carpenter's five most highly compensated Officers (the "Named Officers") and the Directors and Officers as a group.

                             AMOUNT AND NATURE OF
                           BENEFICIAL OWNERSHIP(/1/)

                                              AGGREGATE NUMBER     PERCENT OF
                                                  OF SHARES        OUTSTANDING
                   NAME                    BENEFICIALLY OWNED(/2/) SHARES(/3/)
                   ----                    ----------------------- -----------
Bennett, M.C. ............................            8,068
Cardy, R. W. .............................           71,692(a),(b)      .3
Dietrich, W. S. ..........................            9,240
Evarts, C. M. ............................           13,494
Fitzpatrick, J. M. .......................            4,246
Hudson, W. J. ............................           10,332
Kay, E. W. ...............................           14,000
Lawless, R. J. ...........................            4,240
Miller, M. ...............................           14,040
Pokelwaldt, R. N. ........................                0
Rossin, P.C. .............................        2,278,650(c)        10.0
Turner, K. C. ............................            7,725
Wolfe, K.L. ..............................            9,240
Draeger, D. M. ...........................           41,311(a)          .2
Cottrell, G. W. ..........................           52,956(a)          .2
Fiore, N. F. .............................           52,781(a)          .2
Weiler, R. J. ............................           42,337(a)          .2
All Directors and Officers as a group (25
 in all)..................................        2,761,283           12.0

--------
(/1/)Excludes fractional shares owned under the Carpenter Dividend
     Reinvestment Plan. The Directors and Officers have sole voting and investment power over all shares of Common Stock except as described in these footnotes.

(/2/)The amounts include Common Stock subject to outstanding stock options, exercisable within 60 days of September 1, 1998, as follows: R. W. Cardy, 30,000 shares; D. M. Draeger, 24,000 shares; G. W. Cottrell, 45,260 shares; N. F. Fiore, 47,353 shares; R. J. Weiler, 37,200 shares; M. Miller, 13,000 shares; C. M. Evarts, 12,000 shares; J.M. Fitzpatrick, 3,000 shares; E. W. Kay, 7,000 shares; R.J. Lawless, 2,000 shares; K. L. Wolfe, 8,000 shares; M. C. Bennett, W. S. Dietrich and W. J. Hudson, 6,000 shares each; K. C. Turner, 6,502 shares; and Directors and Officers as a group, 348,815 shares.

  (a) Share ownership includes 2,836; 491; 1,250; 11; 346; and 15,077 shares held under the Savings Plan respectively by Messrs. Cardy, Draeger, Cottrell, Fiore, Weiler and all Officers as a group. Share ownership also includes 113 shares each for Messrs. Cardy, Cottrell, Fiore and Weiler, 27 shares for Mr. Draeger and 1,393 shares for all Officers as a group held under the ESOP, representing the equivalent amount of Common Stock if the amounts of the ESOP preferred stock actually held were converted into Common Stock using the ratio of one preferred share equal to 2,000 shares of Common Stock. Participants in the Savings Plan and the ESOP may direct the plan Trustee how to vote their respective interest in the plans.

  (b) Mr. Cardy shares voting and investment power with respect to 19,000 shares.

  (c) Mr. Rossin's holdings are subject to a Standstill Agreement as detailed in footnote 1, on page 2 of this Proxy Statement. Mr. Rossin shares voting and investment power with respect to these shares.

(/3/)Ownership is rounded to nearest 0.1% and is less than 0.1% except where indicated.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Board of Directors held 13 meetings during fiscal year 1998. Except for Mr. Bennett, whose average attendance at the Board and Committee meetings was 71%, the average attendance for Carpenter's Directors at these meetings was 97%.

  No Director who is an employee of Carpenter is compensated as a member of the Board or as a member of any Committee of the Board. Compensation for non-employee Directors currently consists of an annual retainer of $20,000 and a $1,000 fee, plus travel expenses, where appropriate, for each Board meeting attended and a fee of $800 for each Committee meeting attended. Each Committee Chairperson receives an additional annual retainer of $3,000. In addition, as more fully described below, non-employee Directors are provided stock based compensation opportunities.

  The Board of Directors has four standing Committees: Audit, Corporate Governance, Human Resources, and Finance.

AUDIT COMMITTEE

  The Audit Committee reviews the adequacy of Carpenter's financial reporting, accounting systems and controls and recommends the independent accountants to conduct the annual audit of the financial statements of Carpenter. The Audit Committee also evaluates Carpenter's internal and external auditing procedures, the security of data processing systems, and its environmental compliance program. The Committee maintains a direct line of communication with Carpenter's independent accountants and Carpenter's Manager-Internal Audit. The Committee held three meetings during fiscal year 1998. No member of the Audit Committee may be an employee or former employee of the Corporation. The Audit Committee currently consists of Messrs. Kay, Chairman; Bennett; Fitzpatrick; Hudson; Miller; Pokelwaldt; and Ms. Turner.

CORPORATE GOVERNANCE COMMITTEE

  The Corporate Governance Committee reviews and recommends any action proposed with respect to changes in the Restated Certificate of Incorporation or By-Laws and any stockholder proposals. The Committee reviews and recommends to the Board the size, composition and committee structure of the Board, as well as nominees to the Board of Directors and its Committees. The Committee also considers the performance and potential conflicts of incumbent Directors in determining whether to recommend them to the Board as nominees for reelection, and maintains guidelines informing the Directors of their duties and obligations. The Committee met three times during fiscal year 1998. No member of the Corporate Governance Committee may be an employee or former employee of Carpenter. Members of the Corporate Governance Committee currently are Messrs. Dietrich, Chairman; Fitzpatrick; Kay; Lawless; and Wolfe.

  The Corporate Governance Committee will consider sound and meritorious nomination suggestions from stockholders. Under Carpenter's By-Laws, all letters of recommendation for nomination at the 1999 Annual Meeting of Stockholders must be received by the Corporate Secretary at Carpenter's headquarters on or before August 27, 1999, but not sooner than July 28, 1999. A stockholder's notice to the Secretary should set forth the following information: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a Director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, and (ii) the class and number of shares of capital stock of Carpenter which are beneficially owned by the stockholder. Carpenter may require any proposed nominee to furnish other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as Director of the Corporation. No person shall be eligible for election as a Director unless nominated in accordance with the procedures set forth in the Corporation's By-Laws and applicable law. A signed statement from the person recommended for nomination should accompany the letter of recommendation indicating that he or she consents to be considered as a nominee.

HUMAN RESOURCES COMMITTEE

  The Human Resources Committee reviews and recommends actions to the Board of Directors on such matters as the salary of the Chief Executive Officer and approves the salary and other compensation of other Officers. The Human Resources Committee also (1) oversees the administration of Carpenter's pension plans (other than pension fund asset management), (2) reviews the Corporation's succession plan for Officers, (3) has the authority to administer, grant and award stock and stock options under Carpenter's incentive equity plans, and (4) reviews and reports on the Corporation's progress on affirmative action and equal opportunity matters, employee health and safety issues and workers' compensation costs. The Committee held two meetings during fiscal year 1998. No member of the Human Resources Committee may be an employee or former employee of Carpenter. Current members of the Committee are Messrs. Bennett, Chairman; Dietrich; Evarts; Hudson; Pokelwaldt; Rossin; and Ms. Turner.

FINANCE COMMITTEE

  The Finance Committee reviews and recommends certain actions to the Board of Directors relating primarily to the Corporation's capital structure, pension fund asset management and dividend policy. The Committee met three times during fiscal year 1998. Current members of the Committee are Messrs. Miller, Chairman; Cardy; Evarts; Lawless; Rossin; and Wolfe.

DIRECTOR COMPENSATION PROGRAM

  Following stockholder approval in 1997 of the Carpenter Technology Corporation Stock Based Compensation Plan for Non-Employee Directors, the Director compensation program was revised to ensure that the program is fully competitive, highly performance oriented, and linked more closely to Carpenter's performance and shareholder returns. Directors, along with Officers of Carpenter, are subject to share ownership guidelines that encourage the accumulation of a specified number of shares over a period of three years.

  Each non-employee who joins the Board is granted an option to purchase 2,000 shares of Common Stock. In addition, following each annual meeting, each non-employee Director is granted an option to purchase 2,000 shares. These options permit the Director, after one year of service following the grant, to purchase shares of Common Stock at the stock's fair market value on the date of grant. Unless sooner exercised or terminated under the terms of the Plan, the options expire ten years from the date of grant.

  At least 50% of the $20,000 annual retainer for Board service is paid in stock units that convert to an equivalent number of shares of Common Stock following retirement or termination of service on account of disability. The value of these stock units will vary depending on the fair market value of the shares. At the Director's election, the remaining 50% of the retainer is paid in cash or deferred and paid in either cash or shares of stock at the time of distribution.

  With the exception of Edward W. Kay, who will retire as of the 1998 Annual Meeting under the terms of the Carpenter Technology Directors' Retirement Plan, active Directors no longer accrue retirement benefits in connection with the Directors' Retirement Plan. The value previously earned under this Plan by active Directors has been awarded in the form of stock units that convert to an equivalent number of shares at retirement.

  Under the new compensation program, non-employee Directors will receive an opportunity to earn a target performance share award. This program replaced the Directors' Retirement Plan and links future compensation more closely with the Corporation's performance and shareholder returns. The target share award is reviewed annually and is currently set at 200 shares. The actual number of performance shares awarded to each Director is tied to Carpenter's fiscal year return on equity (ROE) relative to the Standard & Poor's (S&P) 500 average ROE for the preceding calendar year. If Carpenter's actual ROE is less than 85% of the average S&P 500's ROE, no performance shares will be awarded.

The number of performance shares awarded will be greater or lesser than the target share award, based upon actual ROE measurements and, assuming the 85% threshold is achieved. Performance shares are awarded after completion of the fiscal year. Due to his Standstill Agreement with the Corporation, Mr. Peter C. Rossin does not participate in any stock or option program; in lieu thereof, he receives a comparable amount in cash. The performance share award for fiscal 1998 was 240 shares.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  The Corporation's Board of Directors will consist of 12 Directors serving in three classes, the respective terms of which expire alternately over a three-year period.

  As of the date of the 1998 Annual Meeting, Mr. Edward W. Kay is retiring from service on the Board. He will retire from the Board in accordance with the By-Laws which generally require any Director to retire at the next annual meeting of stockholders after the Director attains age 70.

  Unless otherwise specified by the stockholders, the shares represented by the proxies will be voted for the four nominees for Directors listed below. Messrs. Robert W. Cardy, Robert J. Lawless, Robert N. Pokelwaldt and Ms. Kathryn C. Turner are nominated for terms which will expire at the October 2001 Annual Meeting of Stockholders. Each nominee for Director has consented to be nominated as a Director and, so far as the Board and Management are aware, will serve as a Director if elected. The names and biographical summaries of the persons who have been nominated to stand for election at the 1998 Annual Meeting of Stockholders and the remaining eight Directors whose terms are continuing appear below.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MESSRS. CARDY, LAWLESS, POKELWALDT AND MS. TURNER.

NOMINEES -- TERM TO EXPIRE 2001

[Picture of     ROBERT W. CARDY, age 62, is Chairman of the Board, President
Robert W.       and Chief Executive Officer and Director of Carpenter
Cardy]          Technology Corporation. Mr. Cardy joined Carpenter in 1962 and held a variety of management positions, becoming Executive
                Vice President in 1989, President and Chief Operating Officer in 1990, and Chairman of the Board, President and Chief
                Executive Officer in 1992. He also serves as Director of the Reading Hospital & Medical Center, United Way of Berks County, and a member of the Executive Committee of the Pennsylvania
                Business Roundtable. Mr. Cardy has been a Director of
                Carpenter since 1990, and is a member of the Finance Committee.


[Picture of     ROBERT J. LAWLESS, age 51, is Chief Executive Officer and
Robert J.       Director, McCormick & Company, Incorporated. Mr. Lawless had
Lawless]        been serving as President and Chief Operating Officer since
                January 1996. He served as Executive Vice President and Chief
                Operating Officer since 1995. Mr. Lawless serves as a member of the Board of Directors of the United Way of Central
                Maryland, the Greater Baltimore Committee, Kennedy Kreiger
                Institute and the Grocery Manufacturers of America, Inc., and serves on the Junior Achievement of Central Maryland Executive
                Council. Mr. Lawless has been a Director of Carpenter since
                1997, and serves on the Corporate Governance Committee and Finance Committee.

--------------  ROBERT N. POKELWALDT, age 61, is Chairman, President and Chief
[Picture of     Executive Officer and a Director of York International
Robert N.       Corporation. He became Chairman and Chief Executive Officer in
Pokelwaldt]     1993. He had been named President and Chief Executive Officer in 1991 after serving as President and Chief Operating Officer since 1990. Mr. Pokelwaldt joined Applied Systems Worldwide, a division of York International, as Vice President in 1988. Mr.
                Pokelwaldt also serves as a Director of Mohawk Industries, Inc., the Air Conditioning and Refrigeration Institute and
                A.O. Smith Corporation and as a member of the Board of Trustees of York College. Mr. Pokelwaldt has been a Director of Carpenter since June 1998, and is a member of the Audit
                Committee and Human Resources Committee.


--------------

[Picture of     KATHRYN C. TURNER, age 51, is Chairperson and Chief Executive
Kathryn C.      Officer of Standard Technology, Inc. Ms. Turner founded
Turner]         Standard Technology, Inc., an engineering and manufacturing firm in 1985. Standard Technology, Inc. is headquartered in Rockville, Maryland, with offices in northern Virginia and Jacksonville, Florida. Ms. Turner was appointed to the President's Export Council in 1994, and also serves as a Director of COMSAT Corporation and Phillips Petroleum Company.
                She is actively involved in both the Urban League and The Boy
                Scouts. Ms. Turner has been a Director of Carpenter since
                1994, and is a member of the Audit Committee and Human
                Resources Committee.

  Although the Board of Directors and Management do not contemplate that any of the nominees will be unable to serve, in the event that prior to the meeting, any of the nominees becomes unable to serve because of special circumstances, the shares of stock represented by the proxies may be voted for the election of a nominee designated by the Board.

INCUMBENT DIRECTORS TO CONTINUE IN OFFICE

  The following are the other Directors whose terms continue after this year's meeting, as indicated:

TERM TO EXPIRE 1999

[Picture of     MARCUS C. BENNETT, age 62, is Executive Vice President and
Marcus C.       Chief Financial Officer and a Director of Lockheed Martin
Bennett]        Corporation. He joined Martin Marietta Corporation in 1959 and has held various administrative and finance positions with Martin Marietta and Lockheed Martin Corporation. He also is a
                Director of COMSAT Corporation and Martin Marietta Materials,
                Inc. and a member of the Board of Directors of the Private
                Sector Council and the Georgia Tech Advisory Board. Mr.
                Bennett has been a Director of Carpenter since 1993, chairs the Human Resources Committee and serves on the Audit
                Committee.

[Picture of     WILLIAM S. DIETRICH II, age 60, is Chairman of the Board,
William S.      Dietrich Industries, Inc. and President, Mallard Fund, Inc.
Dietrich II]    Mr. Dietrich served as President of Dietrich Industries, Inc., from 1968 to 1998. Dietrich Industries, a subsidiary of Worthington Industries, Inc. is a manufacturer of metal framing for commercial and residential construction markets.
                Mr. Dietrich serves on the Board of Directors of Worthington
                Industries, Inc. He is an active community leader, serving on 11 boards in western Pennsylvania, that include the Greater
                Pittsburgh Chamber of Commerce, the Allegheny Conference on
                Community Development, the University of Pittsburgh, and the Pittsburgh Ballet Theater. Mr. Dietrich has been a Director of
                Carpenter since 1996, chairs the Corporate Governance
                Committee and is a member of the Human Resources Committee.

[Picture of     J. MICHAEL FITZPATRICK, age 51, is Vice President and Chief
J. Michael      Technology Officer, Rohm and Haas. Dr. Fitzpatrick, who will
Fitzpatrick]    assume the positions of President and Chief Operating Officer at Rohm and Haas at the end of 1998, was named Chief
                Technology Officer in 1995. He was elected Vice President and
                Director of Research in 1993. Dr. Fitzpatrick is a member of The Scientific Advisory Board of Ampersand Ventures, the
                Corporate Advisory Board of the Commonwealth Division of the
                American Cancer Society and is also a member of the Board of Trustees of the Franklin Institute. Dr. Fitzpatrick has been a Director of Carpenter since 1997, and is a member of the Audit
                Committee and Corporate Governance Committee.

[Picture of     MARLIN MILLER, JR., age 66, is President, Chief Executive
Marlin Miller   Officer and Director, Arrow International, Inc. Mr. Miller
Jr.]            founded Arrow International, Inc. in 1975. Arrow is located in
                Reading, Pennsylvania, and is a leading producer of medical devices for critical care medicine. He serves as a member of the Board of Trustees of Alfred University and of the Reading
                Hospital & Medical Center. Mr. Miller has been a Director of
                Carpenter since 1989, chairs the Finance Committee and serves as a member of the Audit Committee.

TERM TO EXPIRE 2000

[Picture of     DR. C. McCOLLISTER EVARTS, age 67, is Chief Executive Officer,
Dr. C           Senior Vice President for Health Affairs, Dean, College of
Mccollister     Medicine, and Professor of Orthopaedics, The Pennsylvania
Evarts]         State University, College of Medicine and University
                Hospitals, The Milton S. Hershey Medical Center. He has held these positions since 1987. He also became President and Chief
                Academic Officer of the Pennsylvania State Health System in
                July 1997. He is past Chair of the Board of Directors of the Association of Academic Health Centers, a member of the Association of American Medical Colleges and a member of the National Academy of Sciences Institute of Medicine. He serves on the Board of Directors of Hershey Foods Corporation,
                Hershey Trust Company, M.S. Hershey Foundation, the Board of
                Managers of Milton Hershey School, Capital Region Health
                Futures Project, the Capital Region Economic Development
                Corporation, and the Lehigh Valley Hospital. Dr. Evarts has been a Director of Carpenter since 1990, and is a member of the Finance Committee and Human Resources Committee.

[Picture of     WILLIAM J. HUDSON, JR., age 64, is Vice Chairman and Director,
William J.      AMP Incorporated. Mr. Hudson joined AMP Incorporated in 1961,
Hudson Jr.]     and held a variety of management positions, becoming Executive
                Vice President, International in 1991, a Director in 1992, and was elected Chief Executive Officer and President in 1993, positions he held until 1998. He also serves as Chairman of the Pacific Basin Economic Council, Vice Chairman of the
                National Association of Manufacturers and a member of the Executive Committee of the U.S. Council of International
                Business, the Board of Governors of the National Electrical
                Manufacturers Association and the Business Roundtable. He is a
                Presidential Appointee to the Advisory Council on U.S. Trade
                Policy and a Director of The Goodyear Tire & Rubber Company.
                Mr. Hudson has been a Director of Carpenter since 1992, and serves as a member of the Audit Committee and Human Resources
                Committee.

[Picture of     PETER C. ROSSIN, age 74, is the former Chairman, Chief
Peter C.        Executive Officer and founder of Dynamet Incorporated. Before
Rossin]         founding Dynamet in 1967, Mr. Rossin held various production and operations positions at Crucible Steel Corporation, Fansteel
                Metallurgical Corporation, and Cyclops Corporation. He has been a Director of Carpenter since 1997, and is a member of the Finance Committee and Human Resources Committee.

[Picture of     KENNETH L. WOLFE, age 59, is Chairman of the Board, Chief
Kenneth L.      Executive Officer and Director, Hershey Foods Corporation. Mr.
Wolfe]          Wolfe was elected President and Chief Operating Officer in
                1985, positions he held through 1993. He was elected Vice
                President, Finance and Chief Financial Officer of the
                Corporation in 1981, and Senior Vice President, Chief
                Financial Officer and Director in 1984. He serves as a Director of Bausch & Lomb Inc., the Hershey Trust Company and is a member of the Board of Managers, Milton Hershey School.
                Mr. Wolfe has been a Director of Carpenter since 1995, and is a member of the Corporate Governance Committee and Finance
                Committee.

  There is no family relationship between any of the Directors or nominees.

HUMAN RESOURCES COMMITTEE REPORT

  The Human Resources Committee of the Board of Directors (the "Committee") is composed entirely of nonmanagement Directors, and the Committee is responsible for the establishment and oversight of Carpenter's executive compensation programs.

Compensation Philosophy

  Carpenter's executive compensation programs are designed to fulfill the following objectives:

  --Attract, retain, and motivate highly effective executives.

  --Link executive reward with enhanced stockholder value and profitability.

  --Reward sustained corporate, functional, and/or individual performance with an appropriate base salary and incentive opportunity.

  --Communicate Carpenter's goals through performance measures linked to pay that focus executives on achievement of business objectives.

  --Stimulate and sustain significant management ownership in Carpenter.

  This philosophy remains unchanged in 1998 and continues to serve as the foundation for executive compensation policy and program application.

  The Corporation targets pay at market competitive (median) levels for achievement of expected levels of performance. During fiscal 1998, the Committee worked with an outside consulting firm to conduct an extensive review of the competitiveness of the executive compensation program. The analysis compared Carpenter's pay levels to the pay levels of a comparator group made up of general industrial and capital goods manufacturers of similar size. These comparators were selected to reflect the Corporation's labor pool for executive talent as opposed to the industry competitors depicted in Carpenter's performance graph. On an overall basis, the Corporation's pay levels fall below the market median--with gaps appearing primarily in earned bonus awards and long-term incentive opportunities. The nature and magnitude of any shortfalls vary for each Named Officer.

Base Salary

  In the aggregate, base salaries are targeted at market 50th percentile levels and are adjusted by the Committee to recognize each individual's responsibility, experience, and value to the organization. Increases to base salary are driven primarily by assessments of individual performance. Base salary ranges were adjusted by 2% in fiscal year 1998 to reflect competitive market movement. Actual base salary adjustments for executives varied based on performance, position value, current pay in relation to competitive norms, and to a lesser extent, positioning within respective job grades. As a group, the Named Officers' base salaries approximate or rest slightly below the market 50th percentile (adjusted for company size differences).

Annual Incentives

  The Executive Annual Compensation Plan (EACP) provides short-term variable compensation for the Named Officers and other eligible executives with payments based on combinations of corporate and business unit financial performance and to a lesser extent, based on individual contributions. At targeted levels of performance, 80% of each award is tied to financial results and 20% is tied to individual performance. For purposes of EACP administration, corporate financial performance is defined by return on equity
(ROE), whereas, unit financial performance is characterized by return on assets or controllable earnings before income taxes (EBIT). Threshold levels of financial results must be attained to earn awards under the Plan. The Plan provides the Committee with the flexibility to adjust awards for other material factors influencing performance.

  For fiscal year 1998, the Committee established an ROE objective and a target performance threshold level before any payout was made of 80% of target. Given the Corporation's performance in relation to target, actual payouts were 101.2% of financial target. The EACP payments for Mr. Draeger and Dr. Fiore were based upon a combination of total Corporation performance and business unit performance of Specialty Alloys Operations and the Engineered Products Group, respectively. As a result, the EACP payments for Mr. Draeger and Dr. Fiore were 101.6% and 118.9% of financial targets, respectively. The amounts paid under the EACP to the Named Officers for fiscal year 1998 are included in the Summary Compensation Table.

Long-Term Incentives

  Carpenter continues to deliver a significant portion of an executive's total pay opportunity in the form of long-term incentive compensation. Long-term incentives are viewed to be a key program element given the Committee's desire to reinforce connections between sustainable financial performance, shareholder value creation and executive pay. Long-term incentive awards in 1998 included grants of nonqualified stock options and performance shares. All 1998 stock option awards were issued with exercise prices equal to the fair market value of the underlying shares. Under the performance share provisions of the stock based incentive plan, 1998 participants were granted the opportunity to receive shares of Common Stock at the conclusion of a three-year performance period. All performance share awards are contingent on the Corporation's ROE achievement measured relative to the performance of the S&P 500 Index. Performance equal to that of the S&P 500 yields a target grant of shares; performance greater than the S&P 500 generates a larger grant; and performance lower than the S&P 500 generates a smaller grant--with the potential for no grant if performance fails to reach a threshold level.

  Participants were issued common shares for the 1998 transaction period. Carpenter achieved a 17.0% ROE, compared to the ROE performance of the S&P 500 Index of 16.5%. Based on this achievement, participants were awarded 100% of their target shares.

  The magnitude of stock option grants and performance share opportunities is reviewed annually. Based on the results of a review conducted by an outside consulting firm, long-term incentive grant guidelines were increased to more closely match 50th percentile pay opportunities. New award guidelines affect stock option and performance share opportunities granted or initiated on June 25, 1998. Although competitive practices influence long-term incentive grant guidelines, actual grants can be increased or decreased based on the Committee's assessment of Carpenter's performance, individual contribution, and other relevant factors, such as marketplace trends.

Stock Ownership Guidelines

  In keeping with the objectives of increasing management's ownership stake, Carpenter introduced stock ownership guidelines in 1997. Over time, executives are expected to achieve and maintain ownership of 3 times base salary for the Chief Executive Officer, 1.5 times base salary for Senior Vice Presidents and Vice Presidents, and 1 time base salary for other covered executives. The primary intent of these guidelines is to significantly increase the extent to which each executive's personal wealth is directly linked to the performance of Carpenter's Common Stock. During 1998, beneficial ownership of this group of executives increased 61% over 1997 ownership levels.

Policy with Respect to the $1 Million Deduction Limit

  Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to certain individuals, including the Named Officers, to $1 million, unless certain requirements are met. Carpenter's long-term incentive arrangements have been structured to conform with Internal Revenue Code guidelines for performance-based compensation and, as such, should preserve the deductibility of these amounts. The Committee will continue to monitor the potential deductibility of other components of the Corporation's pay package.

CEO Compensation

    In 1998, Mr. Cardy led Carpenter to an outstanding year of record sales and earnings. Net sales were a record $1,177 million, a 25% increase over the prior year. Net income was a record $84 million, exceeding the level of $60 million last year by 40%. Diluted earnings per share increased to a record $3.84 from $3.16, an increase of 22%.

    Coupled with the record financial performance, there were a number of significant strategic growth initiatives achieved under Mr. Cardy's leadership during the year. The Corporation acquired five (5) businesses, including the acquisition of Talley Industries, Inc.

    In 1998, an outside consulting firm completed a detailed competitive analysis of compensation for the Chief Executive Officer. Results indicated that the CEO total compensation rests below the 50th percentile level. Shortfalls were attributed primarily to long-term incentive opportunities. After reviewing Carpenter's business results and Mr. Cardy's outstanding 1998 contributions, the Committee approved pay adjustments that are consistent with Carpenter's performance-oriented pay philosophy.

  Base Salary

    Based on findings from the external review of executive compensation, Mr. Cardy's base salary has been increased by 3.8% to $540,000. This adjustment is effective August 1, 1998.

  Annual Incentives

    In accordance with the terms of the EACP (annual bonus plan), Mr. Cardy would have earned an award of $324,458 (63.6% of base salary). Based on an overall assessment of business results and the attainment of key strategic goals, the Committee approved an award for Mr. Cardy in the amount of $500,000. The 1998 bonus award recognizes Mr. Cardy's exceptional performance in 1998 and acknowledges the significant operational and strategic achievements attained in this unprecedented year.

  Long-Term Incentives

    During fiscal 1998, the Committee approved a grant of 41,700 nonqualified stock options. These options will vest fully one year after the date of grant. The Committee also granted the opportunity to earn 7,800 performance shares. The actual number of shares awarded to Mr. Cardy in connection with this grant will vary with the Corporation's actual ROE relative to the S&P 500 during the period 1998-2001. Mr. Cardy also received an award of 1,433 common shares in connection with his 1998 performance share grant. This award of shares reflects Carpenter's ROE performance relative to the S&P 500 over a 24-month period ending June 30, 1998. The size of these awards was based upon predetermined Carpenter award guidelines and upon assessments of individual performance.

SUBMITTED BY THE HUMAN RESOURCES COMMITTEE OF CARPENTER'S BOARD OF DIRECTORS

Marcus C. Bennett, Chairman
William S. Dietrich
Dr. C. McCollister Evarts
William J. Hudson, Jr.
Robert N. Pokelwaldt
Peter C. Rossin
Kathryn C. Turner

EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning the compensation paid by the Corporation for services rendered during the fiscal years ended June 30, 1998, 1997 and 1996 to Carpenter's Chief Executive Officer and each of the other Named Officers.

                          SUMMARY COMPENSATION TABLE

                                      ANNUAL
                                COMPENSATION(/1/)        LONG TERM COMPENSATION
                                ------------------ ----------------------------------
                                                           AWARDS           PAYOUTS
                                                   ----------------------- ----------    (I)
          (A)             (B)      (C)      (D)        (F)         (G)        (H)     ALL OTHER
        NAME AND                                                SECURITIES             COMPEN-
       PRINCIPAL         FISCAL                     RESTRICTED  UNDERLYING             SATION
        POSITION          YEAR  SALARY $  BONUS $  STOCK $(/2/)  OPTIONS#  LTIP$(/3/)  $(/4/)
       ---------         ------ --------- -------- ------------ ---------- ---------- ---------
Robert W. Cardy           1998   510,154   500,000       0        41,700     72,008    15,252
 Chairman,                1997   451,585   165,732       0        30,000     65,560     4,500
 President, and CEO       1996   411,200   230,709       0        32,000          0     4,471
Dennis M. Draeger         1998   318,462   186,937       0        18,100     36,833     9,554
 Executive Vice
  President               1997   294,231   104,452       0        15,000     33,535     8,827
G. Walton Cottrell        1998   217,296   122,120       0        10,600     25,125     6,273
 Senior Vice              1997   212,679    54,658       0         8,000     22,875     4,703
 President Finance & CFO  1996   196,046    81,566       0        10,700          0     4,540
Nicholas F. Fiore         1998   209,827   114,985       0         8,200     25,125     6,055
 Senior Vice              1997   200,014   116,608       0         6,900     22,875     4,633
 President Engineered     1996   190,888    79,410       0        10,600          0     4,586
  Products Group
Richard J. Weiler         1998   183,756    77,912       0         3,500     13,417     5,513
 Vice President           1997   177,173    38,978       0         3,700     12,215     4,569
 Corporate Development    1996   170,844    62,868       0         4,600          0     4,518

------------
(/1/)There is no "Other Annual Compensation" to report and column (e) has been omitted pursuant to SEC rules.

(/2/)There were no awards of restricted stock during fiscal years 1996, 1997 or 1998. In 1995, 6,530 shares of restricted stock were awarded in the aggregate to the Named Officers at $32.5625 per share. These shares were to vest over a period of five years. At the end of fiscal year 1998, Messrs. Cardy, Cottrell, Fiore and Weiler held 2,296; 588; 616; and 444 shares, respectively of restricted stock valued at $115,374; $29,547; $30,954; and $22,311 based on the June 30, 1998, closing price of $50.25. These shares are scheduled to vest over the next two years. Dividends on all restricted stock awards are paid at the same rate as paid to all stockholders.

(/3/)This column reports the cash value earned in Performance Shares following fiscal years 1997 and 1998.

(/4/)These are amounts contributed by Carpenter for fiscal 1998, 1997, and 1996 for the Named Officers under the Savings Plan and the Deferred Compensation Plan for Officers and Key Employees. For fiscal 1998, these amounts were as follows: Savings Plan: $4,800; $4,731; $4,686; $4,706 and $4,680 respectively for Messrs. Cardy, Draeger, Cottrell, Fiore and Weiler. Deferred Compensation Plan: $10,452; $4,823; $1,587; $1,349 and $833 respectively for Messrs. Cardy, Draeger, Cottrell, Fiore and Weiler. In addition, under the ESOP, 21.5 units of preferred stock were allocated to each of the accounts of Messrs. Cardy, Cottrell, Fiore and Weiler; and
     12.9 units were allocated to the account of Mr. Draeger. As of December 31, 1997 these units were valued at $48.063.

                          LONG-TERM INCENTIVE AWARDS

  The following table provides information about opportunities for long-term incentive awards approved by the Board in fiscal year 1998 for the Named Officers pursuant to the performance share provisions of the Stock-Based Incentive Compensation Plan for Officers and Key Employees.

                                                       ESTIMATED FUTURE PAYOUTS
                                                        UNDER NON-STOCK PRICE-
                                                              BASED PLAN
      (A)                               (B)      (C)   ------------------------
                                     NUMBER OF PERIOD     (D)     (E)     (F)
                                      SHARES    UNTIL  THRESHOLD TARGET MAXIMUM
     NAME                               (#)    PAYOUT     (#)     (#)     (#)
     ----                            --------- ------- --------- ------ -------
Robert W. Cardy.....................   7,800   3 years   6,240   7,800  11,700
Dennis M. Draeger...................   3,600   3 years   2,880   3,600   5,400
G. Walton Cottrell..................   2,100   3 years   1,680   2,100   3,150
Nicholas F. Fiore...................   2,100   3 years   1,680   2,100   3,150
Richard J. Weiler...................   1,400   3 years   1,120   1,400   2,100

  The actual number of shares of Common Stock that each Named Officer will receive at the conclusion of the three year period ending June 30, 2001, will depend on Carpenter's average ROE over this period relative to the performance of the S&P 500 Index. Performance equal to that of the S&P 500 will result in a grant of the target number of shares. Performance greater than the S&P 500 will generate a larger grant, up to 150% of the target number. Conversely, performance lower than the S&P 500 will generate a grant less than the target. If Carpenter's average three year ROE relative to the average S&P 500 ROE is between 85% and 94.9%, the Named Officers will receive 80% of their target awards. If Carpenter's ROE fails to reach the 85% level, no shares will be granted.

SAVINGS PLAN OF CARPENTER TECHNOLOGY CORPORATION

  The Savings Plan is a profit sharing plan established pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Under this Plan, Carpenter contributes 3% of the base pay of each eligible employee, including Officers, to a Trustee for investment into one or more pre-established investment funds as the participant may choose. If the Corporation's contribution for an employee under the Savings Plan is limited by the Internal Revenue Code, such employee will have such lost Savings Plan contributions granted under the Deferred Compensation Plan for Officers and Key Employees. In addition, a participant may authorize the Corporation to make salary deferral contributions, limited to 17% of total pay. Amounts in the Summary Compensation Table include amounts deferred.

EMPLOYEE STOCK OWNERSHIP PLAN

  The Carpenter Technology Corporation Employee Stock Ownership Plan (ESOP) was established in 1991. The Trustee of the ESOP, State Street Bank and Trust Company, purchased 461.5 shares of series A convertible preferred stock from Carpenter at a price of $65,000 per share, or an aggregate purchase price of approximately $30 million, for a fifteen year note issued by the Trustee to the Corporation and a small amount of cash.

  The shares of series A convertible preferred stock have a liquidation preference of $65,000 per share, plus any accrued and unpaid dividends. Dividends on the preferred stock are paid annually and accrue quarterly at the rate of the higher of (1) $1,340.625 per share of preferred stock or (2) the dividends paid for such quarter on the number of shares of Common Stock into which the share of preferred stock is convertible. Each share of preferred stock is convertible, at the Trustee's option, into 2,000 shares of Common Stock at a conversion price of $32.50 per share of Common Stock. The ESOP preferred shares are divided into units, each representing 1/2000 of each convertible preferred share. Each ESOP unit was initially convertible into one whole share of Common Stock. On the effective date of the ESOP, September 6, 1991, an initial unit allocation was made to each eligible employee. Additional units are allocated among employees as the loan is repaid. Generally, only those employees who are actively employed with Carpenter on the last day of the plan year, December 31, will receive an allocation in respect of such plan year. The funds used by the ESOP to repay the ESOP loan are acquired from contributions by the Corporation and dividends on the shares held by the ESOP.

STOCK OPTIONS

  The following table shows as to the Named Officers, certain information with respect to stock options granted as of the end of fiscal year 1998. While the Corporation's stock-based incentive plan permits the granting of stock appreciation rights (SARs), there were no SARs granted in fiscal year 1998 and there are no SARs outstanding at this time.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1998

                            INDIVIDUAL GRANTS(/1/)

      (A)                   (B)         (C)        (D)       (E)        (F)
                                        % OF
                         NUMBER OF     TOTAL
                         SECURITIES   OPTIONS    EXERCISE
                         UNDERLYING  GRANTED TO  OR BASE             GRANT DATE
                          OPTIONS   EMPLOYEES IN  PRICE   EXPIRATION  PRESENT
      NAME                GRANTED   FISCAL YEAR   ($/SH)     DATE    VALUE(/2/)
      ----               ---------- ------------ -------- ---------- ----------
Robert W. Cardy.........   41,700       13.8%    $49.7500 06/25/2008  $475,700
Dennis M. Draeger.......   18,100        6.0%    $49.7500 06/25/2008  $206,479
G. Walton Cottrell......   10,600        3.5%    $49.7500 06/25/2008  $120,921
Nicholas F. Fiore.......    8,200        2.7%    $49.7500 06/25/2008  $ 93,543
Richard J. Weiler.......    3,500        1.2%    $49.7500 06/25/2008  $ 39,927

------------
(/1/)Options are granted at no less than market value on the date of grant, are exercisable after one year of employment following the date of grant, and will expire no more than ten years after the date of grant.

(/2/)Based on the Black-Scholes option pricing model adapted for use in valuing officer stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on certain assumptions for stock price volatility, risk-free interest rates, and future dividend yield. Specifically, the Black-Scholes valuation employed the following factors; risk-free rate of return of 5.52% based upon the five year Treasury rates as of grant date, dividend yield of 2.7% based upon the annualized value of the quarterly dividend preceding the option grant date, exercise term of five years, stock price volatility of 22.8% based upon the variance in daily stock price changes for the year preceding the option grant date, and that no adjustments have been made for transferability or risk of option forfeiture.

              STOCK OPTION EXERCISES AND FISCAL YEAR END HOLDINGS

                                                               (D)                       (E)
          (A)                (B)           (C)        NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                           OPTIONS AT                OPTIONS AT
                            SHARES                       FISCAL YEAR END        FISCAL YEAR END(/2/)
                         ACQUIRED ON      VALUE     ------------------------- -------------------------
          NAME           EXERCISE (#) REALIZED(/1/) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ------------ ------------- ----------- ------------- ----------- -------------
Robert W. Cardy.........    32,000      $512,256      30,000       41,700      $140,625      $20,850
Dennis M. Draeger.......    10,000      $165,000      24,000       18,100      $237,938      $ 9,050
G. Walton Cottrell......     9,960      $243,070      45,260       10,600      $820,770      $ 5,300
Nicholas F. Fiore.......         0             0      47,353        8,200      $896,670      $ 4,100
Richard J. Weiler.......         0             0      37,200        3,500      $775,944      $ 1,750

------------
(/1/)Calculated as fair market value at exercise minus exercise price.

(/2/)Based on June 30, 1998, market closing price of $50.25 per share of Common Stock.

SPECIAL SEVERANCE AGREEMENTS

  Carpenter entered into Special Severance Agreements dated April 3, 1995 with Robert W. Cardy, G. Walton Cottrell and Nicholas F. Fiore, and dated August 8, 1996 with Dennis M. Draeger. Under these Agreements, if the Officer's employment is terminated following a "change in control" of the Corporation, he will receive his full salary and all other bonuses, pension and other benefits through the termination date. In addition, if the termination is by the Corporation, other than for cause, or by the Officer for good reason, the Officer will receive a lump sum payment equal to two years' salary, bonus and pension benefits and the value of all outstanding options and restricted stock, whether or not then vested. The Special Severance Agreements continue until December 31, 1998 and automatically renew for additional one-year periods, subject to termination upon appropriate notice.

RETIREMENT BENEFITS

  The General Retirement Plan of Carpenter, as amended, provides for retirement benefits for employees, including the Named Officers, at the age of 65 (with five years of service), or as early as age 55 (with ten years of service); or at any age with 30 years service. Such benefits are based on either: (1) a fixed monthly rate for each year of service; or (2) the product of 1.3% times each of the first 20 years of service, plus 1.4% times the number of years of service over 20, multiplied by the individual's highest average earnings during any five consecutive year period that ends (within the last ten years of service) on the individual's retirement anniversary. For pension purposes, earnings include all salaries, bonuses, and extra compensation. As of June 30, 1998, the years of service credited under the Plan were as follows: Mr. Cardy, 35.9 years; Mr. Draeger, 2 years; Mr. Cottrell, 9.3 years; Dr. Fiore, 8.3 years; and Mr. Weiler, 39.6 years.

  Carpenter has two retirement plans, the Benefit Equalization Plan and the Earnings Adjustment Plan, for those participants in the General Retirement Plan for whom benefits are reduced because of limitations imposed under the Internal Revenue Code. These Plans will pay the difference between the amount payable under the General Retirement Plan and the amount that would have been paid but for the Code limitations. In general, benefits under these Plans are subject to the same terms and conditions as the benefits payable under the General Retirement Plan.

  Certain executives have been designated by the Board of Directors as recipients of benefits under the Supplemental Retirement Plan for Executives. These executives or their beneficiaries are entitled to receive an annual supplemental retirement benefit for 15 years commencing in the month following the month in which retirement occurs, or, at the election of a disabled participant, commencing at a later specified date. The benefit is calculated so that following retirement, a participant will receive General Retirement Plan benefits, Benefit Equalization Plan benefits, Earnings Adjustment Plan benefits, primary Social Security benefits, pension benefits from any prior employment and supplemental retirement benefits, the aggregate of which will be equivalent to approximately 60% of the participant's earnings (calculated in the same manner as the General Retirement Plan) if retirement takes place upon the participant's attaining 30 years service with the Corporation. However, the benefits for Messrs. Cottrell and Fiore are to be calculated without regard to pension benefits from prior employment. Messrs. Cardy, Draeger, Cottrell, Fiore, and Weiler have been designated participants in the Plan.

  The Officers' Supplemental Retirement Plan of the Corporation provides supplemental pension benefits to certain key employees who qualify for benefits under the General Retirement Plan and for whom benefits under the General Retirement Plan are reduced by reason of amounts deferred pursuant to the Deferred Compensation Plan. The Officers' Supplemental Retirement Plan will pay the difference between the amount payable (prior to application of Internal Revenue Code limitations) to the participant under the General Retirement Plan and the amount which the participant would have been paid by disregarding the above-mentioned deferred compensation. Benefits under this Plan are subject to the same terms and conditions as the benefits payable to the participant under the General Retirement Plan.

  The following table illustrates the total annual retirement benefits payable under the Retirement Plans described in this Section. All such Retirement Plans are payable for the life of the participant and, if applicable, the life of a survivor, with the exception of the Supplemental Retirement Plan for Executives which is payable for 15 years certain.

   AVERAGE ANNUAL
  EARNINGS FOR THE                          ANNUAL GROSS PENSION BENEFITS
  APPLICABLE YEARS                         FOR YEARS OF SERVICE SHOWN(/1/)
  OF SERVICE PERIOD                  --------------------------------------------
 PRECEDING RETIREMENT                15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS
--------------------                 -------- -------- -------- -------- --------
  $125,000.......................... $ 70,375 $ 75,000 $ 75,000 $ 75,000 $ 76,563
   150,000..........................   84,450   90,000   90,000   90,000   91,875
   175,000..........................   98,525  105,000  105,000  105,000  107,188
   200,000..........................  112,600  120,000  120,000  120,000  122,500
   250,000..........................  140,750  150,000  150,000  150,000  153,125
   300,000..........................  168,900  180,000  180,000  180,000  183,750
   350,000..........................  197,050  210,000  210,000  210,000  214,375
   400,000..........................  225,200  240,000  240,000  240,000  245,000
   450,000..........................  253,350  270,000  270,000  270,000  275,625
   500,000..........................  281,500  300,000  300,000  300,000  306,250

------------
(/1/)Amounts payable under the General Retirement Plan that exceed the maximum permitted by the Internal Revenue Code are paid under the Benefit Equalization Plan and/or the Earnings Adjustment Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

  Based solely upon the Corporation's review of copies of such reports furnished to it and upon representations by persons required to file reports under Section 16(a), all persons subject to Section 16(a) filing requirements were in compliance during fiscal year 1998.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

  Set forth below for the five year period commencing June 30, 1993 and ending June 30, 1998 is a line graph comparing the yearly change in the cumulative total stockholder return on the Corporation's Common Stock against the cumulative total return of the S&P Composite -- 500 Stock Index and the Peer Group Index.

STOCKHOLDER RETURN PERFORMANCE TABLE


     [CHART ILLUSTRATING COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN]


                             COMPARATIVE ANALYSIS

                                   1993  1994    1995    1996    1997    1998
                                   ---- ------- ------- ------- ------- -------
Carpenter Technology Corp. ....... 100  113.854 135.088 131.431 194.895 220.124
S&P 500........................... 100  101.412 127.820 161.035 216.891 282.274
Peer Group........................ 100   89.719 127.560 143.930 209.668 192.173

(/1/) Assumes that the value of the investment in Carpenter's Common Stock, and each index, was $100 on June 30, 1993, and that all dividends were reinvested.

the Index or the Peer Group as the case may be; and (3) multiplying the percentage determined in (2) above by the total stockholder return of the company in question for each respective period.

                                PROPOSAL NO. 2

              APPROVAL OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  Unless otherwise specified by the stockholders, the shares of stock represented by the proxies will be voted for the approval of the appointment of PricewaterhouseCoopers LLP, a firm of independent accountants, to audit and report upon the financial statements of Carpenter for fiscal year 1999. PricewaterhouseCoopers was formed on July 1, 1998, upon the merger of Coopers & Lybrand L.L.P. and Price Waterhouse LLP. Coopers & Lybrand L.L.P. had been the independent accountants of the Corporation since 1918. In the opinion of the Board of Directors and Management, PricewaterhouseCoopers is well qualified to act in this capacity.

  Audit services performed by PricewaterhouseCoopers in fiscal year 1998 included audits of the financial statements of Carpenter and certain of the pension and other employee benefit plans of the Corporation, limited reviews of quarterly financial statements of the Corporation and other accounting related matters. Fees and expenses in fiscal year 1998 for these audit and accounting services were $759,000.

  A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. Carpenter has been advised by PricewaterhouseCoopers that the firm has no financial interest, direct or indirect, in Carpenter, except its providing tax counseling, acquisition, auditing and independent accounting services during the period stated.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.

                                PROPOSAL NO. 3

                  APPROVAL OF AMENDMENT TO THE CORPORATION'S
                     RESTATED CERTIFICATE OF INCORPORATION

  On March 26, 1998, the Board of Directors approved the adoption and the submission to the stockholders for approval of an amendment to Article 4 of Carpenter's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $5 per share, from 50,000,000 to 100,000,000. The form of amendment to the Restated Certificate of Incorporation is annexed to this Proxy Statement as Appendix A.

  The Board of Directors has no current plans, arrangements or understandings for any future issuance of Common Stock. The Board believes it prudent to have additional authorized shares of stock for issuance from time to time for such proper purposes as determined by the Board. Such proper corporate purposes might include the following: declaration of a stock split or stock dividend; the strategic acquisition of other companies; the acquisition of additional capital funds through the issuance of shares; issuance of shares under approved employee benefit plans; and other corporate objectives requiring flexibility by the Board in issuing additional shares of stock in order to act in the best interests of the stockholders.

  The proposed increase in the number of authorized shares of Common Stock will not change the rights of holders of currently outstanding shares of Common Stock. The newly authorized shares will have the same rights as currently outstanding shares. Stockholders do not have preemptive rights with respect to Carpenter's stock. Thus, should the Board determine to issue shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares.

  If this proposal is adopted, there will be approximately 74 million authorized shares of Common Stock available for issuance (based on the outstanding shares as of September 1, 1998) after taking into account the shares reserved for issuance under employee benefit plans and the equivalent amount of Common Stock if the preferred stock in the ESOP were converted, the conversion ratio being one preferred share equal to 2,000 shares of Common Stock.

  No further authorization by vote of the stockholders will be solicited for the issuance of the additional shares proposed to be authorized, except as may be required by law, securities regulations or rules of the New York Stock Exchange.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

1999 STOCKHOLDER PROPOSALS

  In the event a stockholder desires to have a proposal included in the Proxy Statement for the 1999 Annual Meeting of Stockholders, the proposal must be received by Carpenter in writing on or before May 28, 1999, by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission, the laws of the state of Delaware and the Corporation's By-Laws relating to such inclusion. Stockholder proposals may be mailed to the Corporate Secretary, Carpenter Technology Corporation, 101 West Bern Street, Reading, PA 19601.

  Under Carpenter's By-Laws, stockholder proposals that are not included in the proxy materials may be presented at the 1999 Annual Meeting of Stockholders only if they meet the requirements set forth above and the Corporate Secretary is notified in writing of the proposals by August 27, 1999, but no earlier than July 28, 1999. The notice must set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business and the reason for conducting such business at the meeting; (ii) the name and record address of the stockholder proposing such business; (iii) the number of shares of the Corporation which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business.

OTHER BUSINESS

  The Board of Directors and Management know of no matters to be presented at the meeting other than those set forth in this Proxy Statement. Carpenter was not notified of any such matters by August 21, 1998, as determined pursuant to the By-Laws, and accordingly, if any other business is brought before the meeting or any adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

INCORPORATION BY REFERENCE

  The audited financial statements, disclosures about market risks and Management's discussion and analysis required by Item 13 of Schedule 14A are incorporated herein by reference to Carpenter's Annual Report on Form 10-K, which was filed with the SEC on or about September 24, 1998. The Form 10-K will be furnished without charge upon written request of any stockholder. Requests should be directed to the Vice President and Treasurer, Carpenter Technology Corporation, P.O. Box 14662, Reading, PA 19612-4662.

  By order of the Board of Directors.

                                          JOHN R. WELTY
                                          Secretary

                                                                     APPENDIX A

          FORM OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

  The Restated Certificate of Incorporation of Carpenter Technology Corporation shall be amended such that the initial paragraph of Article 4 is amended to read as follows:

    The Corporation shall have authority to issue 102,000,000 shares of stock, consisting of 2,000,000 shares of Series Preferred Stock, par value $5 per share, and 100,000,000 shares of Common Stock, par value $5 per share.

            [LOGO OF MAP ILLUSTRATING DIRECTIONS TO ANNUAL MEETING OF CARPENTER TECHNOLOGY CORPORATION AT THE INN AT READING]

                        CARPENTER TECHNOLOGY CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OCTOBER 26, 1998

 P The undersigned stockholder of Carpenter Technology Corporation appoints R MARLIN MILLER, JR. and JOHN R. WELTY, or either of them, proxies with O full power of substitution, to vote all shares of stock which the X stockholder would be entitled to vote if present at the Annual Meeting
 Y of Stockholders of CARPENTER TECHNOLOGY CORPORATION to be held at The Inn At Reading, Wyomissing, Pennsylvania, on Monday, October 26, 1998, at 4 p.m., local time, and at any adjournments thereof, with all powers the stockholder would possess if present. The stockholder hereby revokes any proxies previously given with respect to such meeting.

    Election of Directors:                       Comments: (change of address)


    NOMINEES -- TERM TO EXPIRE 2001             -------------------------------


  1. Robert W. Cardy                            -------------------------------
  2. Robert J. Lawless
  3. Robert N. Pokelwaldt
  4. Kathryn C. Turner

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

YOU ARE ENCOURAGED TO TAKE ADVANTAGE OF A NEW AND COST EFFECTIVE WAY TO VOTE YOUR SHARES - BY TELEPHONE.

THIS CARD ALSO CONSTITUTES VOTING INSTRUCTIONS FOR ANY SHARES HELD FOR THE
--------------------------------------------------------------------------
STOCKHOLDER IN CARPENTER TECHNOLOGY CORPORATION'S EMPLOYEE STOCK OWNERSHIP
--------------------------------------------------------------------------
PLAN AND SAVINGS PLAN. (PLEASE DATE AND SIGN ON REVERSE SIDE.)
---------------------
                             FOLD AND DETACH HERE


                                               [CARPENTER LOGO APPEARS HERE]

                       A TOLL-FREE TELEPHONE NUMBER FOR
               SHAREHOLDERS OF CARPENTER TECHNOLOGY CORPORATION
          Telephone inquiries regarding your stock should be made to
               First Chicago Trust Company's automated Toll-Free
                         Telephone Response Center at:
                                1-800-519-3111
  Representatives are available at the toll-free number Monday through Friday from 8:30 a.m. until 7:00 p.m. Eastern Time.
       Our automated telephone system will be available Monday 8:00 a.m.
                          through Saturday 9:00 p.m.
         TDD telephone number for the hearing impaired: (201) 222-4955
Internet Address: http://www.fctc.com        E-Mail Address: fctc.@em.fcnbd.com

                               DIRECTSERVICE(TM)

As part of Carpenter's ongoing effort to provide enhanced shareholder services, Carpenter Technology Corporation offers a DirectSERVICE, a Dividend Reinvestment and a Common Stock Purchase Program.
 . The program is available to both registered shareholders and non-
  shareholders.
 . Shareholders of record are automatically eligible to participate in the program.
 . New shareholders can open an account with as little as $500.00.
 . Carpenter pays your transaction fees and brokerage commissions for stock purchases with additional cash payments and reinvested dividends.
 . You can reinvest dividends in full or in part, or receive cash dividend payments electronically or by check.
 . Your purchase and sale orders are processed at least once every five business days.
 . You can deposit your stock certificates for safe keeping or you can request a certificate for whole shares at any time. In either case, there is no cost to you.
The plan is administered by First Chicago Trust Company of New York.

                SERVICE AVAILABLE -- TO ASSIST OUR STOCKHOLDERS
            ELECTRONIC FUNDS TRANSFER (DIRECT DEPOSIT) OF DIVIDENDS
 . Dividend monies deposited directly into your bank account.
 . No worry of lost dividend checks.
 . Immediate access of dividend money, no mail delays.
 . Verification of dividend receipt on monthly bank statement.
-------------------------------------------------------------------------------
Inquiries concerning the DirectSERVICE Program should be directed to the
Agent: First Chicago Trust Company, P.O. Box 2598, Jersey City, NJ 07303-2598
Telephone: 1-800-519-3111

To obtain an Electronic Funds Transfer Authorization Form, please contact:
Carpenter Shareholder Services, First Chicago Trust Company, P.O. Box 2500, Jersey City, NJ 07303-2500

[X]  PLEASE MARK YOUR    +--                                   |      276
     VOTES AS IN THIS    |                                      +-----
     EXAMPLE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED
HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND PROPOSALS 2 AND 3.
--------------------------------------------------------------------------------

1. Election of Directors.
 (See Reverse)

        FOR     WITHHELD
        [_]       [_]

   To withhold your vote for any nominee(s), write the name(s) here:

----------------------------


2. Approval of independent accountants.

        FOR     AGAINST    ABSTAIN
        [_]       [_]        [_]


3. Approval of amendment to Restated Certificate of Incorporation to increase number of authorized shares of common stock.

        FOR     AGAINST    ABSTAIN
        [_]       [_]        [_]


I PLAN TO ATTEND THE MEETING.

              YES     NO
              [_]     [_]


The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



SIGNATURE(S) _______________________ DATE ______

--------------------------------------------------------------------------------

TELEPHONE VOTING INSTRUCTIONS

You may use the telephone to vote your share electronically 24 hours a day, 7 days a week. To access the telephone voting system, you must use the control number printed in the box above. Using a touch-tone telephone, call 1-800-OK2-VOTE (1-800-652-8683).

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                                 ANNUAL MEETING
                                       OF
                STOCKHOLDERS OF CARPENTER TECHNOLOGY CORPORATION
                     MONDAY, OCTOBER 26, 1998 AT 4:00 P.M.
                  THE INN AT READING WYOMISSING, PENNSYLVANIA

--------------------------------------------------------------------------------

                                     AGENDA
 . Election of four Directors.

 . Approving the appointment of independent accountants of Carpenter for the fiscal year ending June 30, 1999.

 . Approving an amendment to Restated Certificate of Incorporation to increase number of authorized shares.

 . Transacting such other business as may properly come before the meeting.
--------------------------------------------------------------------------------

                               ADMISSION TICKET

 If you plan to attend the 1998 Annual Meeting of Stockholders, please mark the appropriate box on the proxy card above.
--------------------------------------------------------------------------------